Take-Two Interactive Software, Inc. Announces Results of Annual Meeting

Newly Appointed Board Names Strauss Zelnick Chairman; Ben Feder to Serve as Acting Chief Executive Officer

New York, NY - March 29, 2007 - Take-Two Interactive Software, Inc. (NASDAQ: TTWO) announced that, at the Annual Meeting of Take-Two stockholders held today, stockholders elected a new slate of directors to the Take-Two Board. The Take-Two Board of Directors now consists of Strauss Zelnick, Ben Feder, Jon J. Moses, Michael Dornemann, Michael James Sheresky and John Levy, who is an incumbent, independent director of Take-Two. Grover C. Brown, an incumbent, independent director, was also elected as a director at a meeting of the new Board of Directors held following the stockholders meeting.

At the direction of the new Take-Two Board, Strauss Zelnick, founding partner of ZelnickMedia became the new chairman of Take-Two. Since the formation of ZelnickMedia, Mr. Zelnick and his partners have led the successful execution of several operational turnarounds, including Columbia Music Entertainment of Japan and Time-Life. Prior to founding ZelnickMedia in 2001, Mr. Zelnick held a number of high-level media industry positions including president and chief executive officer of BMG Entertainment, president and chief executive officer of Crystal Dynamics, a producer and distributor of interactive entertainment software, and president and chief operating officer of 20th Century Fox.

In addition to Mr. Zelnick, the following individuals joined the Take-Two Board:

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Ben Feder, a partner of ZelnickMedia since 2001. Mr. Feder served previously as a senior executive at News Corp. He currently serves on the Board of Directors of Columbia Music Entertainment, traded on the Tokyo Stock Exchange. Mr. Feder has been named acting CEO, reporting to Mr. Zelnick. The Board is working with Paul Eibeler, former CEO and President of Take-Two, to ensure an orderly and effective transition.

•	Jon J. Moses, CEO of UGO Networks, an online network of game sites. Mr. Moses previously served as the president of BMG Interactive.
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Michael Dornemann, an entertainment and marketing executive with more than 30 years of corporate development, strategic advisory, advertising and media experience. Previously, Mr. Dornemann was an executive board member of Bertelsmann AG for 16 years and CEO of BMG Entertainment. As CEO, Mr. Dornemann was responsible for the oversight of BMG's music, television and games operations in 56 countries.

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Michael James Sheresky, a senior vice president in the Motion Picture Department at the William Morris Agency. Sheresky focuses on representing major clients and developing business opportunities across the broad spectrum of the entertainment industry.

•	John Levy and Grover C. Brown, incumbent, independent directors of Take-Two.

Strauss Zelnick, founding partner of ZelnickMedia, commented, "Take-Two has exceptional brands and creative resources, and we are thrilled to be able to work with the many talented people within the company. The new Board plans to put in place strategies designed to revitalize Take-Two, focus on supporting and enhancing its creative output, improve its margins and ensure that the 2007 release pipeline meets expectations. We are here to maximize the value of Take-Two for shareholders, for game consumers, and for the Company's employees."

The Company also announced that the Board of Directors ratified the management contract with ZelnickMedia, as described in previously issued Schedule 13D filings.

Additional Proposals

The proposal to amend Take-Two's Incentive Stock Plan to increase the number of shares of common stock reserved for issuance under the plan by 2,000,000 shares was approved.

The proposal to ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm to audit the Company's financial statements for its fiscal year ending October 31, 2007, was approved.

A shareholder proposal requesting that the Board of Directors' Compensation Committee include social responsibility, as well as corporate governance and financial criteria, in setting executive compensation was defeated.

About Take-Two Interactive Software

Headquartered in New York City, Take-Two Interactive Software, Inc. is a global developer, marketer, distributor and publisher of interactive entertainment software games for the PC, PlayStation® game console, PlayStation®2 and PLAYSTATION®3 computer entertainment systems, PSP® (PlayStation®Portable) system, Xbox® and Xbox 360™ video game and entertainment systems from Microsoft, Wii™, Nintendo GameCube™, Nintendo DS™ and Game Boy® Advance. The Company publishes and develops products through its wholly owned labels Rockstar Games, 2K and 2K Sports, and Global Star Software; and distributes software, hardware and accessories in North America through its Jack of All Games subsidiary. Take-Two's common stock is publicly traded on NASDAQ under the symbol TTWO. For more corporate and product information please visit our website at www.take2games.com.

All trademarks and copyrights contained herein are the property of their respective holders.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The Company has no obligation to update such forward-looking statements. Actual results may vary significantly from these forward-looking statements based on a variety of factors. These risks and uncertainties include the matters relating to the Special Committee's investigation of the Company's stock option grants and the restatement of our consolidated financial statements as well as the risks and uncertainties stated in this release. The investigation and conclusions of the Special Committee may result in claims and proceedings relating to such matters, including previously disclosed stockholder and derivative litigation and actions by the Securities and Exchange Commission and/or other governmental agencies and negative tax or other implications for the Company resulting from any accounting adjustments or other factors. In addition, there can be no assurance that the actions taken or to be taken by the Company as described herein will ensure the continued listing of the Company's common stock on NASDAQ. Other important factors are described in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2006 in the section entitled "Risk Factors".